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                                   EXHIBIT 11
                        COMPUTATION OF PER SHARE EARNINGS

                             Three Months Ended   Nine Months Ended
                                September 30,       September 30,
                             ------------------   -----------------
                                2005     2004       2005     2004
                               ------   ------     ------   ------
                              (in thousands, except per share data)
BASIC

Net Income                     $  751   $  796     $2,333   $1,450
/ Weighted Average Shares       3,623    2,973      3,413    2,969
                               ------   ------     ------   ------
Basic Earnings Per Share       $ 0.21   $ 0.27     $ 0.68   $ 0.49
                               ======   ======     ======   ======
DILUTED

Net Income                     $  751   $  796     $2,333   $1,450
/ Weighted Average Shares       3,717    3,041      3,504    3,040
                               ------   ------     ------   ------
Diluted Earnings Per Share     $ 0.20   $ 0.26     $ 0.67   $ 0.48
                               ======   ======     ======   ======

Notes:

- Weighted average shares outstanding have been adjusted to reflect the 5% stock dividend in June of 2005.